Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

by and between

ATLAS PIPELINE PARTNERS, L.P.

and

THE HOLDERS NAMED HEREIN

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2012, by and between ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”) for the lenders (collectively, the “Lenders”) party to the Credit Agreement (as defined below) from time to time.

WHEREAS, this Agreement is made in connection with the execution and delivery of that certain Credit Agreement dated as of May 16, 2012, among Atlas Energy, L.P., a Delaware limited partnership, as borrower thereunder, the Administrative Agent and the Lenders (as amended, modified and restated from time to time, the “Credit Agreement”);

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns pursuant to the Credit Agreement; and

WHEREAS, it is a condition to the obligations of the Lenders under the Credit Agreement that this Agreement be executed and delivered by the Partnership.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The terms set forth below are used herein as so defined:

“Administrative Agent” has the meaning specified therefor in the introductory paragraph.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” mean a fractional part of the equity in the Partnership designated as “Common Units” in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 9, 2004 (as the same may be amended from time to time).

“Credit Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.1 of this Agreement.

“Event of Default” has the meaning specified therefor in the Credit Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means any of (a) the Administrative Agent, as pledgee of the Pledged Units, (b) any Lender, as pledgee of the Pledged Units, and (c) any successor or assign of the Administrative Agent or any Lender who acquires the interest of the Administrative Agent or Lender in respect of any of the Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Lenders” has the meaning specified therefor in the introductory paragraph.

“Loss” or collectively “Losses” has the meaning specified therefor in Section 2.7(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Partnership” has the meaning specified therefor in the introductory paragraph.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Registration” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Pledged Units” means (a) the Common Units that have been pledged, or any Common Units that become pledged, to the Administrative Agent for the benefit of the Lenders and the other secured parties pursuant to the Security Instruments (as defined in the Credit Agreement) as security for the repayment of all obligations owing to the Administrative Agent and the Lenders pursuant to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement), including, without limitation, the Common Units described on Schedule 1 attached hereto, and (b) any security issued in respect of a Common Unit because of or in connection with any conversion, dividend, distribution or split, or in connection with a combination of shares, recapitalization, merger or consolidation.

“Registrable Securities” means the Pledged Units until such Pledged Units cease to be Registrable Securities pursuant to Section 1.2 hereof.

“Registration Expenses” means all expenses incurred by the Partnership in effecting and keeping effective any registration pursuant to this Agreement of the resale of Registrable Securities or in effecting any shelf takedown offering, including, without limitation, all registration, qualification, filing and listing fees, printing expenses, fees and disbursements of counsel for the Partnership, blue sky fees and expenses, expenses of the Partnership’s independent accountants (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration) and the reasonable fees and expenses of counsel for the Administrative Agent, but shall not include any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Administrative Agent or the Lenders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.1 of this Agreement

“Shelf Takedown” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a registration statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.2 Registrable Securities. A Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is transferable without any restrictions, pursuant to Rule 144 under the Securities Act; provided that the Partnership has caused any restrictive legend to be removed from the certificates representing such Registrable Securities; or (d) such Registrable Security ceases to be issued and outstanding.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) As promptly as practicable following written demand from the Administrative Agent following the occurrence of an Event of Default (as defined in the Credit Agreement), but in no event later than thirty (30) days following receipt of such demand, the Partnership shall file with the Commission a registration statement under the Securities Act providing for the resale of all Registrable Securities (the “Shelf Registration Statement”), including the prospectus to be used in connection therewith. The Shelf Registration Statement shall be filed on Form S-3 pursuant to Rule 415 under the Securities Act or any successor form or rule thereto. No other Person shall be permitted to offer securities under the Shelf Registration Statement unless the Administrative Agent consents in writing. The Partnership shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective as promptly as practicable and to remain effective to the extent necessary to ensure that it is available for the resale of all Registrable Securities until all Registrable Securities covered by such Shelf Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). In connection with any registration pursuant to this Section 2.1, the Partnership shall (x) promptly prepare and file such documents as may be necessary to register or qualify the Registrable Securities subject to such registration under the securities laws of such states as such Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Registrable Securities in such states and (y) promptly prepare and file such documents as may be necessary to apply for listing or to list the Registrable Securities subject to such registration on such national securities exchange as the Registrable Securities are then listed or admitted for trading. Except as set forth herein, all Registration Expenses shall be paid by the Partnership, without reimbursement by the Holder.

(b) Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to the Administrative Agent, suspend the Selling Holders’ use of any prospectus which is a part of the Shelf Registration Statement (in which event each such Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities), if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, in no event shall such Selling Holders be suspended under this Section 2.1(b) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period. Upon public disclosure of the events described in clauses (i) or (ii) above or the termination of such condition(s), the Partnership shall (A) provide prompt written notice of the same to the Administrative Agent instructing the Administrative Agent that sales of Registrable Securities are permitted and (B) take such other actions to permit sales of Registrable Securities as contemplated in this Agreement.

Section 2.2 Piggyback Registration.

(a) Following the occurrence of an Event of Default (as defined in the Credit Agreement), if the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering, or otherwise conduct an offering (whether proposed to be offered for sale by the Partnership or by any Person) of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan) (a “Piggyback Registration”), the Partnership shall give the Administrative Agent notice thereof and shall use its reasonable best efforts to conduct such offering in a manner which would permit the inclusion of Registrable Securities in such offering and include such number or amount of Registrable Securities (the “Included Registrable Securities”) held by each Holder as such Holder requests in writing. If the proposed offering pursuant to this Section 2.2(a) shall be an underwritten offering and the Managing Underwriter(s) of such offering, in their good faith opinion, advise the Partnership and the Holders who have made a request in writing to include Registrable Securities, that the inclusion of all or some of the Holders’ Registrable Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Registrable Securities held by such Holders which, in the good faith opinion of the Managing Underwriter(s), will not so adversely and materially affect the offering, and the number of Registrable Securities to be included in such offering shall be allocated among the Holders that have requested in writing to have Registrable Securities included in such offering on a pro rata basis based on the number of Registrable Securities requested by each such Holder to be included in such offering. Except as set forth herein, all Registration Expenses of any such registration and offering shall be paid by the Partnership, without reimbursement by any Holder.

(b) Notwithstanding Section 2.2(a), if, at any time after giving written notice of its intention to conduct or facilitate a Piggyback Registration, the Partnership shall determine for any reason not to conduct or facilitate such Piggyback Registration, the Partnership may, at its election, give written notice of such determination to the Administrative Agent, if any Holder requested the inclusion of Registrable Securities in such Piggyback Registration, and thereupon the Partnership shall be relieved of its obligation to include the Registrable Securities requested to be included by any Holder (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith).

(c) No inclusion of Registrable Securities in any Piggyback Registration under this Section 2.2 shall relieve the Partnership of its obligations, if any, to effect the registration of Registrable Securities or facilitate a Shelf Takedown pursuant to Section 2.1 and Section 2.3.

Section 2.3 Shelf Takedown.

(a) Shelf Takedown. Following the occurrence of an Event of Default (as defined in the Credit Agreement), at any time following the date on which the Shelf Registration Statement becomes effective, at the request of a Selling Holder, the Partnership shall facilitate in the manner described in this Agreement a “takedown” sale from the Shelf registration Statement (a “Shelf Takedown”), including, if requested by such Holder, pursuant to an Underwritten Offering, and the Partnership shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter(s), which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.7, and shall take all such other reasonable actions as are requested by the Managing Underwriter(s) in order to expedite or facilitate the Shelf Takedown, including the participation by Partnership management in roadshows related to such Shelf Takedown if requested in writing by Holders of a majority of the Registrable Securities to be included in such Shelf Takedown. There shall be no limit on the number of Shelf Takedowns requested by the Holders hereunder. In no event shall the Partnership be required to do more than four Underwritten Offerings hereunder; provided, however that in the event that the Managing Underwritter(s) of such offering, in their good faith opinion, advise the Partnership and the Holders who have made a request to include Registrable Securities in such offering, that the inclusion of all or some of such Registrable Securities would adversely and materially affect the success of the offering, and less than 80% of the Registrable Securities sought to be included in such offering by the Holders are included in such consummated offering, then such offering shall not count for purposes of the limitation on the number of Underwritten Offerings.

(b) General Procedures. In connection with any Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter(s). In connection with an Underwritten Offering under Section 2.1 or Section 2.3 hereof, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting agreement, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter(s). No such withdrawal shall affect the Partnership’s obligation to pay Registration Expenses.

(c) No Shelf Takedown of Registrable Securities under this Section 2.3 shall relieve the Partnership of its obligations to effect resales of Registrable Securities pursuant to Section 2.2.

Section 2.4 Sale Procedures. In connection with its obligations contained in Section 2.1 and Section 2.3, the Partnership will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing any registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such registration statement or supplement or amendment thereto, and (ii) such number of copies to the registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(c) if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter(s), shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of any registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Partnership, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, such other matters as such underwriters may reasonably request;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Partnership’s personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

(n) Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.4, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.4 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.5 Cooperation by Holders. The Partnership shall have no obligation to include in any registration statement contemplated by this Agreement Registrable Securities of a Holder who has failed to timely furnish such information which, in the opinion of counsel to the Partnership, is reasonably required in order for such registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.6 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in any registration statement contemplated by this Agreement agrees not to effect any public sale or distribution of the Registrable Securities during the fourteen (14) calendar day period prior to, and during the thirty (30) calendar day period beginning on the date of a prospectus filed with the Commission with respect to the pricing of an Underwritten Offering, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of the Partnership on whom a restriction is imposed and, provided further, that the limitation imposed under this Section 2.6 shall only be applicable if such Selling Holder owns greater than 5% of the then outstanding Common Units.

Section 2.7 Indemnification.

(a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Holder thereunder, its directors, officers and Affiliates, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (each, a “Loss”, and collectively, “Losses”), joint or several, to which such Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Person in writing specifically for use in any registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Person, and shall survive the transfer of such securities by such Person.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its directors and officers, and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any registration statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto and then only to the extent a Loss arises out of or is based upon an untrue statement or omission made in conformity with information furnished by such Selling Holder; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of underwriting fees, discounts and selling commissions) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.7. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party; provided that the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred and upon demand. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court or government agency of competent jurisdiction to be unavailable to the Partnership or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Partnership on the one hand and such Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the partnership on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Partnership on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.7 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) Furnish to each Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.9 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to a Holder by the Partnership under this Article II may be transferred or assigned by such Holder to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) the Partnership is given written notice of any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (b) each such transferee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement.

Section 2.10 Representations and Covenants of the Partnership. The Partnership represents and warrants to the Holders that other than as set forth on Schedule 2 attached hereto, there are no other registration rights agreements in effect on the date of this Agreement (other than any contained in the limited partnership agreement of the Partnership). The Partnership covenants and agrees not to effect any public or private sale or distribution of equity securities of the Partnership (other than distributions pursuant to employee benefit plans), including a sale pursuant to Regulation D under the Securities Act (or Section 4(2) thereof), during the ten (10) day period prior to, and during the sixty (60) day period beginning with the consummation of any Underwritten Offering in which the Holders of Registrable Securities are participating pursuant to this Agreement.

Section 2.11 Merger or Consolidation. In the event the Partnership engages in a merger or consolidation in which Common Units are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Partnership in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Partnership will use its reasonable best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

ARTICLE III.

MISCELLANEOUS

Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a) if to any Holder, at such Holder’s address, which addresses initially are, with respect to each such Holder, the addresses set forth for such Holder in the Credit Agreement,

(b) if to a transferee of any Holder who is not a Lender, to such Holder at the address provided pursuant to Section 2.9 above, and

(c) if to the Partnership, at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, notice of which is given in accordance with the provisions of this Section 3.1.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.

Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of Holders under this Agreement may be transferred or assigned by Holders in accordance with Section 2.9 hereof.

Section 3.4 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.7 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 3.8 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.9 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Administrative Agent; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.11 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC,
its general partner

By:	/s/ EUGENE N. DUBAY
Name: Eugene N. Dubay
Title: Chief Executive Officer and President

Agreed to and Acknowledged by:

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC,
its general partner

By:	/s/ SEAN MCGRATH
Name: Sean McGrath
Title: Chief Financial Officer

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ JASON M. HICKS
Jason M. Hicks
Managing Director

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Schedule 1

Common Units

4,113,227 Common Units in the Partnership

Sch. 1 - 1

Schedule 2

Registration Rights Agreements

None

Sch. 2 - 1